UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

EMMIS COMMUNICATIONS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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May 30, 2013

Dear Shareholder:

The directors and officers of Emmis Communications Corporation join me in inviting you to attend the annual meeting of our shareholders on Wednesday, July 10, 2013, at 11:00 a.m. local time, at our headquarters, One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana. The formal notice of this annual meeting and the proxy statement appear on the following pages and are accompanied by a copy of our Form 10-K for the fiscal year ended February 28, 2013. After reading the proxy statement and other materials, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by marking, signing and returning a physical proxy card by mail, to ensure that your votes on the business matters of the meeting will be recorded.

We hope that you will attend this meeting. Whether or not you attend, we urge you to submit your proxy promptly. Even after submitting the proxy, you may, of course, vote in person on all matters brought before the meeting.

We look forward to seeing you on Wednesday, July 10, 2013.

Sincerely,

/s/ Jeffrey H. Smulyan

Jeffrey H. Smulyan Chief Executive Officer, President and Chairman of the Board

The accompanying proxy statement is dated May 30, 2013 and is first being mailed, along with the associated proxy card, to Emmis’ shareholders on or about May 30, 2013.

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EMMIS COMMUNICATIONS CORPORATION

INDIANAPOLIS, INDIANA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of the shareholders of Emmis Communications Corporation will be held on Wednesday, July 10, 2013, at 11:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.

Holders of common stock will be asked to consider and vote on the following matters:

(1)	election of three directors to Emmis’ board of directors for terms of three years;

(2)	ratification of the selection of Ernst & Young LLP as Emmis’ independent registered public accountants for the fiscal year ending February 28, 2014;

(3)	approval, in an advisory vote, of the compensation of Emmis’ named executive officers as disclosed in this proxy statement;

(4)	approval, in an advisory vote, of the frequency of advisory votes on executive compensation; and

(5)	transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

We describe each of these proposals in more detail in the accompanying proxy statement, which you should read in its entirety before voting.

Only shareholders of record at the close of business on May 2, 2013 are entitled to notice of and to vote at this meeting and any adjournments or postponements of this meeting.

By order of the Board of Directors,

/s/ J. Scott Enright

J. Scott Enright Secretary

Indianapolis, Indiana

May 30, 2013

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on July 10, 2013:

The proxy statement and annual report are available at www.proxyvote.com.

Also available on the website are the Emmis proxy card, as well as additional voting information.

EMMIS COMMUNICATIONS CORPORATION

ONE EMMIS PLAZA

40 MONUMENT CIRCLE

INDIANAPOLIS, INDIANA 46204

PROXY STATEMENT

In this proxy statement, Emmis Communications Corporation is referred to as “we,” “us,” “our,” “our company,” “the company” or “Emmis.”

QUESTIONS AND ANSWERS ABOUT THIS ANNUAL MEETING

Q:	Why did I receive this proxy statement?

As an Emmis shareholder, you received this proxy statement because our board of directors is soliciting your proxy to vote at the annual meeting of shareholders. The annual meeting will be held on Wednesday, July 10, 2013, at 11:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.

This proxy statement summarizes the information you need to know to vote on an informed basis at the annual meeting; however, you do not need to attend the annual meeting to vote your shares. See “How do I vote my shares before the Annual Meeting?” We expect to begin sending this proxy statement, the attached notice of annual meeting and the proxy card(s) on May 30, 2013, to all shareholders entitled to vote.

Q:	What am I voting on?

If you hold shares of common stock, you are being asked to consider and vote on the following:

•	election of three directors to our board of directors for terms of three years;

•	ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending February 28, 2014;

•	approval, in an advisory vote, of the compensation of Emmis’ named executive officers as disclosed in this proxy statement; and

•	approval, in an advisory vote, of the frequency of advisory votes on executive compensation.

Q:	Who is entitled to vote?

Holders of outstanding Class A common stock and holders of outstanding Class B common stock as of the close of business on May 2, 2013, the record date, are entitled to vote at the annual meeting. As of May 2, 2013, 36,432,925 shares of Class A common stock and 4,722,684 shares of Class B common stock were issued and outstanding. As of May 2, 2013, there were no shares of Class C common stock issued or outstanding.

Q:	Has the board of directors made any recommendation with respect to each proposal?

The board of directors recommends that holders of common stock vote FOR James M. Dubin, Greg A. Nathanson and Jeffrey H. Smulyan, the persons nominated by the board’s Corporate Governance and Nominating Committee to be elected by the holders of common stock as directors for terms of three years. The board of directors also recommends that holders of common stock vote FOR ratification of Ernst & Young LLP as our independent registered public accountants, FOR approval, in an advisory vote, of the compensation of our named executive officers and FOR approval, on an advisory basis, of future advisory votes on executive compensation to be held every three years.

Q:	What does it mean if I get more than one proxy card?

If you receive more than one proxy card, it means you hold shares registered in more than one account. Sign and return ALL proxy cards to ensure that all your shares are voted.

Q:	What are the voting rights of the common stock?

Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. Generally, the holders of Class A and Class B common stock vote together as a single group. However, the two classes vote separately in connection with the election of certain directors, certain “going private” transactions and other matters as provided by law.

At this annual meeting, the Class A and Class B common stock will vote together on the election of directors, the ratification of Ernst & Young LLP as our independent registered public accountants, the approval, in an advisory vote, of the compensation of our named executive officers and the approval, in an advisory vote, of the frequency of shareholder votes on executive compensation.

Q:	How do I vote my shares before the Annual Meeting?

If you hold your shares in your own name, you may submit a proxy by telephone, via the Internet or by mail.

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Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Daylight Time on July 9, 2013 by calling the toll-free telephone number on the enclosed proxy card, (800) 690-6903. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate shareholders by using individual control numbers.

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Submitting a Proxy via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Daylight Time on July 9, 2013 by accessing the web site listed on your proxy card, www.proxyvote.com, and following the instructions you will find on the web site. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

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Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the appropriate proxy card, date and sign it, and return it in the postage paid envelope provided or to the address shown on the proxy card.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. You may also attend the Annual Meeting and vote in person.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Q:	If I am the beneficial owner of shares held in “street name” by my broker, will my broker automatically vote my shares for me?

Stock exchange rules applicable to brokers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters. Your broker has discretionary voting authority under these rules to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accountants. However, unless you provide voting instructions to your broker, your broker does not have discretionary authority to vote on the election of directors, the approval, on an advisory basis, of the compensation of our named executive officers or the approval, on an advisory basis, of the frequency of future votes on executive compensation. Therefore, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q:	How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

If you provide specific voting instructions, your shares will be voted at the Annual Meeting in accordance with your instructions. If you return your signed proxy card but do not indicate your voting preferences, we will vote on your behalf FOR each of the nominees for whom you are entitled to vote, FOR the ratification of Ernst & Young LLP as our independent registered public accountants, FOR the approval, on an advisory basis, of the compensation of our named executive officers and FOR the approval, on an advisory basis, of future advisory votes on executive compensation to be held every three years.

Q:	What is an “abstention” or a broker “non-vote” and how do they affect the vote?

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. An abstention with respect to the election of directors is neither a vote cast “for” a nominee or a vote cast “against” the nominee and, therefore, will have no effect on the outcome of the vote. Abstentions with respect to the ratification of Ernst & Young LLP as our independent registered public accountants, the approval of the compensation of our named executive officers and the approval of the frequency of future votes on executive compensation will also have no effect on the outcome of the vote.

A broker “non-vote” occurs when a broker or other nominee who holds shares for the beneficial owner is unable to vote those shares for the beneficial owner because the broker or other nominee does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner only with respect to the ratification of Ernst & Young LLP as our independent registered public accountants. Brokers will not have such discretionary voting power to vote shares with respect to the election of directors or the approval of the compensation of our named executive officers and the approval of the frequency of future votes on executive compensation. Shares that are the subject of a broker non-vote are included for quorum purposes, but a broker non-vote with respect to a proposal will not be counted as a vote represented at the meeting and entitled to vote and, consequently, as a general matter, will have no effect on the outcome of the vote.

Q:	How can I change my vote?

You may revoke your proxy at any time before it is exercised by:

•	Delivering to the Secretary a written notice of revocation, dated later than the proxy, before the vote is taken at the Annual Meeting;

•	Delivering to the Secretary an executed proxy bearing a later date, before the vote is taken at the Annual Meeting;

•	Submitting a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted), before 11:59 p.m. Eastern Daylight Time on July 9, 2013; or

•	Attending the Annual Meeting and voting in person (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

Emmis Communications Corporation

One Emmis Plaza

40 Monument Circle

Indianapolis, Indiana 46204

Attention: J. Scott Enright, Secretary

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the Annual Meeting before we begin voting.

If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Q:	Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will count the votes.

Q:	What constitutes a quorum?

A majority of the combined voting power of the outstanding Class A and Class B common stock entitled to vote at the meeting constitutes a quorum for the items to be voted on by the common stock at the Annual Meeting (i.e., counting one vote for each share of outstanding Class A common stock and ten votes for each share of outstanding Class B common stock, present in person or represented by proxy).

Q:	What is the Say-on-Pay Vote?

The Say-on-Pay vote is an advisory vote by the Company’s shareholders whereby the shareholder can either endorse or not endorse the Company’s system of compensating its executive officers. While the Say-on-Pay vote is not binding on the Board, the Board intends to take the vote into consideration in making future compensation awards to the Company’s executive officers.

Q:	What is the advisory vote on how frequently the Company will present the Say-on-Pay vote to members?

In addition to the Say-on-Pay vote discussed above, the Company is giving shareholders the opportunity to provide input on how often the Company should hold the Say-on-Pay vote. Shareholders can choose whether they would like the Company to have the Say-on-Pay vote every year, every two years or every three years. While this vote is not binding on the Board, the Board intends to use the results of this vote to determine how frequently to present the Say-on-Pay vote at the Company’s annual meetings.

Q:	How many votes are needed for approval of each proposal?

Directors will be elected by a plurality of the votes cast with respect to such positions by the holders of outstanding common stock entitled to vote in the election who are present, in person or by proxy, at the meeting. Consequently, the director nominees receiving the most votes of the holders of Class A and Class B common stock, voting together, will be elected to fill the available director positions. Only votes cast FOR a nominee will be counted.

The ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending February 28, 2014, the approval, on an advisory basis, of the compensation of our named executive officers and the approval, on an advisory basis, of the frequency of future votes on executive compensation each requires that the number of votes cast in favor of that proposal by holders of our outstanding Class A common stock and Class B common stock, voting together, exceed the number of votes cast against the proposal by such holders of our outstanding Class A common stock and Class B common stock.

Q:	What percentage of stock does our largest individual shareholder own and how does he intend to vote? What about executive officers and directors?

Jeffrey H. Smulyan, the Chairman, Chief Executive Officer and President, is our largest single shareholder, beneficially owning approximately 6% of our Class A common stock and 100% of our Class B common stock as of May 2, 2013. Mr. Smulyan has informed us that he intends to vote for each of the nominees for director and in favor of the proposals regarding the ratification of Ernst & Young LLP as our independent registered public accountants, the approval, on an advisory basis, of the compensation of our named executive officers and the approval, on an advisory basis, of future votes on executive compensation every three years. If he does so, the election of Messrs. Dubin, Nathanson and Smulyan and the proposals for the ratification of Ernst & Young LLP as our independent registered public accountants, the approval, on an advisory basis, of the compensation of our named executive officers and the approval, on an advisory basis, of future votes on executive compensation to be held every three years are expected to be approved because Mr. Smulyan controls approximately 58.7% of the combined voting power of our outstanding common stock (not including the potential voting power of unexercised options or unconverted preferred stock).

All directors and executive officers together own outstanding Class A common stock and Class B common stock representing approximately 62.7% of the combined voting power of our outstanding common stock (not including the potential voting power of unexercised options or unconverted preferred stock).

Q:	Does Emmis offer an opportunity to receive future proxy materials electronically?

Yes. If you are a shareholder of record, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive either a proxy card or an e-mail message notifying you when the materials are available, along with a web address for viewing the materials. You may sign up for electronic delivery by marking and signing the appropriate spaces on your proxy card or by contacting our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703. If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.

If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

Electronic delivery saves Emmis money by reducing printing and mailing costs. It will also make it convenient for you to receive your proxy materials online. Emmis charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.

You may discontinue electronic delivery at any time. For more information, contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.

Q:	Who can attend the Annual Meeting?

All shareholders as of May 2, 2013 can attend.

Q:	How can I obtain directions to attend the annual meeting in person?

If you need directions to the location of the annual meeting, please contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.

Q:	What do I do if I have additional questions?

If you have any questions prior to the annual meeting, please contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.

FORWARD-LOOKING STATEMENTS

This Proxy Statement includes or incorporates “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. You can identify these forward-looking statements by our use of words such as “intend,” “plan,” “may,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:

•	general economic and business conditions;

•	fluctuations in the demand for advertising and demand for different types of advertising media;

•	our ability to service our outstanding debt;

•	increased competition in our markets and the broadcasting industry;

•	our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

•	increases in the costs of programming, including on-air talent;

•	inability to grow through suitable acquisitions;

•	changes in audience measurement systems;

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	competition from new or different technologies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

In addition, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We undertake no obligation to update or revise any forward-looking statements because of new information, future events or otherwise.

PROPOSAL 1: ELECTION OF DIRECTORS

Three directors are to be elected by the holders of common stock. James M. Dubin, Greg A. Nathanson and Jeffrey H. Smulyan have each been nominated for a term of three years and until their respective successors have been elected and qualified. Messrs. Dubin, Nathanson and Smulyan will be elected by the Class A and Class B common stock voting together as a single class. Messrs. Dubin, Nathanson and Smulyan are all members of the present board of directors.

If, at the time of this annual meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The board of directors has no reason to believe that any substitute nominee or nominees will be required.

Name, Age, Principal Occupation(s) and

                Business Experience

Nominated for a term expiring in 2016:

James M. Dubin, Age 66

Mr. Dubin was a partner at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison, LLP for 30 years until his retirement in 2012. Since his retirement he has engaged in private consulting work through Madison Place Partners, LLC. He also serves as a senior advisor, board member and member of the audit committee for Conair Corporation, a manufacturer and marketer of health and beauty products and kitchen and electronic appliances, and a board member for several nonprofit organizations.

Greg A. Nathanson, Age 66

Mr. Nathanson served as our Television Division President before resigning in October 2000. He is currently a media consultant. Mr. Nathanson has over 30 years of television broadcasting experience, having served as President of Programming and Development for Twentieth Television from 1996 to 1998; as General Manager of KTLA-TV in Los Angeles, California from 1992 to 1996; and as General Manager of the Fox television station KTTV from 1988 to 1992. In addition, he was President of all the Fox Television stations from 1990 to 1992.

Jeffrey H. Smulyan, Age 66

Mr. Smulyan founded Emmis in 1979 and is our Chairman, Chief Executive Officer and President. Mr. Smulyan began working in radio in 1973, and has owned one or more radio stations since then. Formerly, he was also the owner and chief executive officer of the Seattle Mariners Major League Baseball team. In addition to serving as a board member for other nonprofit organizations, he is former Chairman of the Radio Advertising Bureau and serves as a Trustee of his alma mater, the University of Southern California.

Directors whose terms expire in 2015:

Susan B. Bayh,(1) Age 52

Mrs. Bayh was the Commissioner of the International Joint Commission of the United States and Canada until 2001. She served as a Distinguished Visiting Professor at the College of Business Administration at Butler University from 1994 through 2003. Previously, she was an attorney with Eli Lilly & Company. She is a director of Wellpoint, Inc., a Blue Cross/Blue Shield company; Curis, Inc., a therapeutic drug development company; and Dendreon Corporation, a biotechnology company. Previously, she served as a director for Esperion Therapeutics, Inc., Novavax, Inc., Cubist Pharmaceuticals, Inc., MDRNA (formerly Nastech) and Dyax Corp., each of which is a pharmaceutical company.

Gary L. Kaseff, Age 65

Mr. Kaseff served as our Executive Vice President and General Counsel until his resignation in March 2009. He remains employed by Emmis. Before becoming general counsel, Mr. Kaseff practiced law in Southern California. Previously, he was President of the Seattle Mariners Major League Baseball team and partner with the law firm of Epport & Kaseff.

Patrick M. Walsh, Age 45

Mr. Walsh became Executive Vice President and Chief Financial Officer of Emmis in September 2006 and added the position of Chief Operating Officer in December 2008. Mr. Walsh came to Emmis from iBiquity Digital Corporation, the developer and licensor of HD Radio technology, where he served as Chief Financial Officer and Senior Vice President from 2002 to 2006. Prior to joining iBiquity, Mr. Walsh was a management consultant for McKinsey & Company, and served in various management positions at General Motors Acceptance Corporation and Deloitte LLP.

Directors whose terms expire in 2014:

Richard A. Leventhal, Age 66

Mr. Leventhal is President and majority owner of LMCS, LLC, an investment, management and consulting company. Previously, Mr. Leventhal co-owned and operated Top Value Fabrics, Inc., a wholesale fabric and textile company in Carmel, Indiana, for 27 years. He also serves as a board member of several nonprofit organizations.

Peter A. Lund,(1)(2) Age 72

Mr. Lund is a private investor and media consultant who formerly served as Chairman and Chief Executive Officer of Eos International, Inc., a holding company. Mr. Lund has over 40 years of broadcasting experience and most recently served as President and Chief Executive Officer of CBS Inc., and President and Chief Executive Officer of CBS Television and Cable. He is a director of The DIRECTV Group, Inc., a communications company; Crown Media Holdings, Inc., an owner and operator of cable television channels; and Eos International, Inc., a library automation and knowledge management company.

Lawrence B. Sorrel, Age 54

Mr. Sorrel is Managing Partner of Tailwind Capital where he has worked since 2002. From 1998 to 2002, Mr. Sorrel was a general partner of Welsh, Carson, Anderson & Stowe. Prior to May 1998, he was a Managing Director of Morgan Stanley and the firm’s private equity affiliate, Morgan Stanley Capital Partners, where he had been employed since 1986.

(1)	Independent director elected by the holders of the Class A common stock voting as a separate class.
(2)	In accordance with the Corporate Governance Guidelines, the Corporate Governance and Nominating Committee waived the mandatory director retirement age requirement with regard to Mr. Lund.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that you vote “FOR” James M. Dubin, Greg A. Nathanson and Jeffrey H. Smulyan, the persons nominated by the Corporate Governance and Nominating Committee to be elected by the holders of common stock as directors.

The Corporate Governance and Nominating Committee believes that well functioning boards consist of a diverse collection of individuals that bring a variety of complementary skills. Although the board of directors does not have a formal policy with regard to the consideration of diversity in identifying directors, diversity is one of the factors that the Corporate Governance and Nominating Committee may, pursuant to its charter, take into account in identifying director candidates. The Corporate Governance and Nominating Committee generally considers each director eligible for nomination in the broad context of the overall composition of our board of directors with a view toward constituting a board that, as a body, possesses the appropriate mix of skills and experience to oversee our business. Depending on current membership of our board of directors, the Corporate Governance and Nominating Committee also may decide to seek or give preference to a qualified candidate who is female or adds to the ethnic diversity of the board. The experience, qualifications, attributes, or skills that led the Corporate Governance and Nominating Committee to conclude that each of the members of the board of directors nominated by the Corporate Governance and Nominating Committee should serve on the board are generally described below:

Susan B. Bayh

Mrs. Bayh is a lawyer with extensive experience in corporate governance and regulatory matters. She has served as a director of several large and small companies in the highly-regulated pharmaceutical and insurance industries. Her experience as a Commissioner of the International Joint Commission of the United States and Canada also provides international relations perspective relevant to our operations in foreign regulatory environments.

James M. Dubin

Mr. Dubin is a lawyer with over 30 years of experience advising businesses on large corporate and securities transactions. During that time, he served for 11 years as chairman of his firm’s finance committee, with responsibility for oversight of the financial affairs of an enterprise with over $500 million in revenues. He has served as a director of Carnival Corporation & PLC and Conair Corporation and as a member of Conair Corporation’s audit committee. His experience with financial markets and complex financing transactions, corporate governance and executive compensation matters, and mergers and acquisitions is helpful to us.

Gary L. Kaseff

Mr. Kaseff is a lawyer with extensive knowledge of the legal issues arising in the broadcast and publishing industries. His professional sports management experience is also helpful in the context of our sports broadcasting operations at certain of our radio stations.

Richard A. Leventhal

Mr. Leventhal is the former owner and operator of a small business, with experience in financial and operational issues affecting organizations, as well as management and development experience. He also brings the perspective to the board of a substantial segment of our local advertisers.

Peter A. Lund

Mr. Lund has over 40 years of experience in the broadcasting industry, with particular concentration in the ownership and operation of radio and television stations. He is also familiar with radio and television network operations.

Greg A. Nathanson

Mr. Nathanson has extensive experience in the broadcasting industry, encompassing both individual station and network operations. He also has an insider’s view of the operation of our company, having served as an executive officer until 2000.

Jeffrey H. Smulyan

Mr. Smulyan is the founder and Chief Executive Officer of Emmis, with extensive broadcasting experience. His experience ranges from running an individual radio station to chairing significant broadcast industry groups. He has developed with the Emmis team a variety of new and highly successful radio formats that contributed to the company’s rapid growth and sustained the company during economic downturns. As our Chief Executive Officer and a recognized industry leader, Mr. Smulyan provides the board with information about the daily operations of the company as well as strategic insights into the broadcast industry and future trends that will likely affect the company’s operations. His experience with sports management and as a director of a retail company are also valuable to the company’s programming operations and customer relations activities.

Lawrence B. Sorrel

Mr. Sorrel has over 20 years of experience in the investment banking and private capital industries, including the purchase, sale and financing of individual broadcast properties and broadcasting groups. He has extensive experience in arranging and structuring financings for enterprises worldwide, including enterprises with credit profiles similar to ours. In addition, Mr. Sorrel’s experience in the private equity industry adds a long-term strategic perspective to the board’s deliberations.

Patrick M. Walsh

Mr. Walsh serves as the company’s Chief Financial Officer and Chief Operating Officer. In addition to his background in finance, accounting and operations, Mr. Walsh has experience as a management consultant and has served in financial and operations capacities in a business that sold technology to the radio industry. He offers the board an inside view of the company’s financing and operations along with a strategic perspective on aspects of the radio broadcasting industry’s future.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

As of May 2, 2013, there were 36,432,925 shares of our Class A Common Stock and 4,722,684 shares of our Class B Common Stock issued and outstanding. The Class A Common Stock is entitled to an aggregate of 36,432,925 votes and the Class B Common Stock is entitled to an aggregate of 47,226,840 votes. The following table shows, as of May 2, 2013, the number and percentage of our Common Stock held by each person known to us to own beneficially more than five percent of the issued and outstanding Common Stock, by the executive officers named in the beneficial ownership table below and our directors and nominee, and by our executive officers and directors as a group. Unless otherwise specified, the address of each person listed is: One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, IN 46204.

	Class A Common Stock			Class B Common Stock
Five Percent Shareholders, Directors, Nominee and Certain Executive Officers	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Percent of Total Voting Power
Jeffrey H. Smulyan	2,200,974	(1)	6.0%	5,161,733	(12)	100.0%	60.9%
Susan B. Bayh	417,272	(2)	1.1%	—		—	*
James M. Dubin	40,253	(3)	*	—		—	*
Gary L. Kaseff	596,628	(4)	1.6%	—		—	*
Richard A. Leventhal	521,125	(5)	1.4%	—		—	*
Gregory T. Loewen	344,584	(6)	*	—		—	*
Peter A. Lund	592,509	(7)	1.6%	—		—	*
Greg A. Nathanson	689,539	(8)	1.9%	—		—	*
Lawrence B. Sorrel	603,907	(9)	1.7%	—		—	*
Patrick M. Walsh	403,321	(10)	1.1%	—		—	*
All Executive Officers and Directors as a Group (12 persons)	6,944,733	(11)	18.2%	5,161,733	(12)	100.0%	65.3%

*	Less than 1%.
(1)	Consists of 8,441 shares held in the 401(k) Plan, 594,752 shares owned individually, 11,120 shares held by Mr. Smulyan as trustee for his children over which Mr. Smulyan exercises or shares voting control, 3,000 shares held by Mr. Smulyan as trustee for his niece over which Mr. Smulyan exercises or shares voting control, 30,625 shares held by The Smulyan Family Foundation, over which Mr. Smulyan shares voting control, 1,231,046 shares held by HSJS, LLC, over which Mr. Smulyan shares voting control, and 321,990 shares represented by stock options exercisable currently or within 60 days of May 2, 2013. Of the shares owned individually, 581,890 are restricted stock subject to forfeiture if certain conditions are not satisfied. In addition, Mr. Smulyan is the sole trustee of the Emmis Communications Corporation 2012 Retention Plan Trust, which owns 400,000 shares of 6.25% Series A Cumulative Convertible Preferred Stock. While these shares by their terms are convertible at any time into 976,000 shares of Common stock, Mr. Smulyan is restricted by agreement from voting or transferring the preferred shares or any common shares into which they might be converted except as directed by Emmis. Accordingly, Mr. Smulyan disclaims beneficial ownership of such preferred shares or any common shares into which they might be converted. If the 976,000 common shares issuable upon conversion of these preferred shares were included in the shares of Class A Common Stock beneficially owned by Mr. Smulyan, the number of shares he beneficially owns would increase to 3,176,974, the percent of the class he beneficially owns would increase to 8.4% and his percent of total voting power would increase to 61.3%.
(2)	Consists of 311,985 shares owned individually and 105,287 shares represented by stock options exercisable currently or within 60 days of May 2, 2013. Of the shares owned individually, 8,585 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(3)	Of these shares owned individually, 2,195 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(4)	Consists of 250,649 shares owned individually by Mr. Kaseff, 3,411 shares owned by Mr. Kaseff’s spouse, 1,346 shares held by Mr. Kaseff’s spouse for the benefit of their children, 2,395 shares held in the 401(k) Plan, and 338,827 shares represented by stock options exercisable currently or within 60 days of May 2, 2013. Of the shares owned individually, 40,612 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.
(5)	Consists of 393,751 shares owned individually, 3,000 shares owned by Mr. Leventhal’s spouse, 1,487 shares held in an IRA, 17,600 shares owned by a corporation of which Mr. Leventhal is a 50% shareholder and 105,287 shares represented by stock options exercisable currently or within 60 days of May 2, 2013. Of the shares owned individually, 10,780 are restricted stock subject to forfeiture if certain conditions are not satisfied.

(6)	Consists of 194,584 shares owned individually and 150,000 shares represented by stock options exercisable currently or within 60 days of May 2, 2013. Of the shares owned individually, 74,144 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(7)	Consists of 487,222 shares owned individually and 105,287 shares represented by stock options exercisable currently or within 60 days of May 2, 2013. Of the shares owned individually, 10,780 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(8)	Consists of 540,252 shares owned individually or jointly with his spouse, 44,000 shares owned by trusts for the benefit of Mr. Nathanson’s children and 105,287 shares represented by stock options exercisable currently or within 60 days of May 2, 2013. Of the shares owned individually, 12,975 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(9)	Consists of 498,620 shares owned individually and 105,287 shares represented by stock options exercisable currently or within 60 days of May 2, 2013. Of the shares owned individually, 10,780 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(10)	Consists of 384,598 shares owned individually, 4,017 shares held in the 401(k) Plan and 14,706 shares represented by stock options exercisable currently or within 60 days of May 2, 2013. Of the shares owned individually, 29,156 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(11)	Includes 1,677,010 shares represented by stock options exercisable currently or within 60 days of May 2, 2013. If the 976,000 shares of Class A Common Stock issuable upon the conversion of preferred stock held in the 2012 Retention Plan Trust are included (as described in Note 1 above), the number of such shares beneficially owned by the group would increase to 7,920,733, the percent of the class beneficially owned by the group would increase to 20.3% and the percent of total voting power of the group would increase to 65.6%.
(12)	Consists of 4,722,684 shares owned individually and 439,049 shares represented by stock options exercisable currently or within 60 days of May 2, 2013.

CORPORATE GOVERNANCE

General

Emmis aspires to the highest ethical standards for our employees, officers and directors, and remains committed to the interests of our shareholders. We believe we can achieve these objectives only with a plan for corporate governance that clearly defines responsibilities, sets high standards of conduct and promotes compliance with the law. The board of directors has adopted formal corporate governance guidelines, as well as policies and procedures designed to foster the appropriate level of corporate governance. Some of these guidelines and procedures are discussed below. For further information, including electronic versions of our Code of Business Conduct and Ethics, our Corporate Governance Guidelines, our Audit Committee Charter, our Compensation Committee Charter, our Corporate Governance and Nominating Committee Charter and our Auditor Independence Policy, please visit the Corporate Governance section of our website (www.emmis.com) located under the Investors heading.

Independent Directors

Our board of directors currently consists of nine members. Of these, our board has determined that five (Mrs. Bayh and Messrs. Dubin, Leventhal, Lund and Sorrel) qualify as “independent directors” under the listing standards of The Nasdaq Stock Market, Inc. In addition, Emmis is a “Controlled Company” as defined in the Nasdaq listing standards because more than 50% of the company’s voting power is held by one individual. The company is, therefore, pursuant to Nasdaq Marketplace Rule 5615(c)(2), exempt from certain aspects of Nasdaq’s listing standards relating to independent directors. Nevertheless, the company has voluntarily complied with such rules and a majority of the members of the board of directors are “independent directors” under Nasdaq rules.

Code of Ethics

Emmis has adopted a Code of Business Conduct and Ethics to document the ethical principles and conduct we expect from our employees, officers and directors. A copy of our Code of Business Conduct and Ethics is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading.

Leadership Structure, Lead Director and Risk Oversight

The Emmis bylaws provide that the chairman of the board shall be the chief executive officer of the corporation. The board believes that this structure is in the best interest of the company’s shareholders at this time because it makes the best use of the chief executive officer’s extensive knowledge of the company and its industry and also facilitates communication between management and the board of directors.

Our independent directors appointed Richard A. Leventhal as the “Lead Director” effective March 1, 2011, replacing Susan B. Bayh who served in that role during the prior fiscal year. In that role, Mr. Leventhal is responsible for coordinating and leading the independent directors, presiding over executive sessions of the independent directors and acting as a liaison between the independent directors and the rest of the board of directors and Emmis management.

The board of directors expects the company’s management to take primary responsibility for identifying material risks the company faces and communicating them to the board, developing and implementing appropriate risk management strategies responsive to those risks with oversight from the board, and integrating risk management into the company’s decision-making processes. The board, principally through the Audit Committee, regularly reviews information regarding the company’s credit, liquidity and operational risks as well as strategies for addressing and managing such risks. In addition, the Compensation Committee monitors the company’s compensation programs so that such programs do not encourage excessive risk-taking by company employees.

Communications with Independent Directors

Any employee, officer, shareholder or other interested party who has an interest in communicating with the Lead Director or any other Emmis independent directors regarding any matter may do so by directing communication to Mr. Leventhal as the Lead Director addressed to Lead Director, c/o Corporate Secretary, Emmis Communications Corporation, One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204, by facsimile to (317) 684-5583, or by e-mail message to LeadDirector@emmis.com. The communication will be delivered to the independent directors as appropriate. For matters related to nominations or corporate governance, a communication should specify that it is directed to the Corporate Governance and Nominating Committee. For matters related to finance or auditing, a communication should specify that it is directed to the Audit Committee. For matters related to compensation, a communication should specify that it is directed to the Compensation Committee. Messages for any director or the board of directors as a whole may be delivered through the Lead Director as well.

Certain Committees of the Board of Directors

Our board of directors currently has several committees, including an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee and an Executive Committee.

Audit Committee. The Audit Committee’s primary responsibility is to engage our independent auditors and otherwise to monitor and oversee the audit process. The Audit Committee also undertakes other related responsibilities as summarized in the Report of the Audit Committee below and detailed in the Audit Committee Charter, which is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. The board of directors has determined that the members of the Audit Committee, Richard A. Leventhal (chair), James M. Dubin, Peter A. Lund and Lawrence B. Sorrel, are independent directors under the Securities Exchange Act of 1934 and the Nasdaq listing standards. The board of directors has also determined that Lawrence B. Sorrel is an “Audit Committee financial expert” as defined in rules adopted under the Securities Exchange Act of 1934. The Audit Committee held four meetings during the last fiscal year.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee’s primary responsibility is to assist the board of directors by (1) identifying individuals qualified to become members of the board of directors and recommending nominees to the board of directors for the next annual meeting of shareholders and (2) evaluating and assessing corporate governance issues affecting Emmis. The Corporate Governance and Nominating Committee charter is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. The Corporate Governance and Nominating Committee evaluates current members of the board of directors and potential candidates with respect to their independence, business, strategic and financial skills, as well as overall experience in the context of the needs of the board of directors as a whole. The Corporate Governance and Nominating Committee concentrates its focus on candidates with the following characteristics and qualifications, though not necessarily limited thereto:

•	Chief executive officers or senior executives, particularly those with experience in broadcasting, finance, marketing and information technology.

•	Individuals representing diversity in gender and ethnicity.

•	Individuals who meet the current criteria to be considered as independent directors.

The Corporate Governance and Nominating Committee will consider and evaluate potential nominees submitted by holders of our Class A common stock to our corporate secretary on or before the date for shareholder nominations specified in the “Shareholder Proposals” section of this proxy statement. These potential nominees will be considered and evaluated using the same criteria as potential nominees obtained by the Corporate Governance and Nominating Committee from other sources.

In its assessment of each potential candidate, including those recommended by shareholders, the Corporate Governance and Nominating Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the SEC), local or community ties, and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and related industries, independence of thought and an ability to work collegially. The Corporate Governance and Nominating Committee also may consider the extent to which the candidate would fill a present need on the board of directors. Typically, after conducting an initial evaluation of a candidate, the Corporate Governance and Nominating Committee will interview that candidate if it believes the candidate might be suitable to be a director and may ask the candidate to meet with other directors and management. If the Corporate Governance and Nominating Committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the full board that candidate’s nomination as a director.

The members of the Corporate Governance and Nominating Committee are Susan B. Bayh (chair), James M. Dubin and Richard A. Leventhal, all of whom are “independent directors” under Nasdaq standards. The Corporate Governance and Nominating Committee held two meetings during the last fiscal year.

Compensation Committee. The Compensation Committee provides a general review of our compensation and benefit plans to ensure that our corporate objectives are met, establishes compensation arrangements and approves compensation payments to our executive officers, and generally administers our stock option and incentive plans. The Compensation Committee’s charter is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. The members of the Compensation Committee are Peter A. Lund (chair), Susan B. Bayh and Lawrence B. Sorrel, all of whom are independent directors under Nasdaq standards. The Compensation Committee held five meetings during the last fiscal year.

Executive Committee. The Executive Committee has the authority to manage the business of the corporation to the same extent that the board of directors has the authority to manage the business of the corporation except to the extent that the executive committee’s powers may be limited by Ind. Code § 23-1-34-6(e). The members of the Executive Committee are Jeffrey H. Smulyan (chair), Susan B. Bayh, James M. Dubin, Richard A. Leventhal and Lawrence B. Sorrel. The Executive Committee held no meetings during the last fiscal year.

Meeting Attendance

During our last fiscal year, our board of directors held 8 meetings, either in person or by telephone. Each director attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors held while he or she was a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served on the committee.

We believe that communication between our shareholders and the members of our board of directors is enhanced by the opportunity for personal interaction at our annual meeting of shareholders. Accordingly, we encourage the members of our board of directors to attend our annual meeting of shareholders whenever possible. At our annual meeting of shareholders held on November 5, 2012, three of the nine members of our board of directors were able to attend.

Compensation of Directors

Directors who are not officers of Emmis are compensated for their services at the rate of $3,000 per board of directors meeting attended in person, $1,500 per board of directors meeting attended by phone and $2,000 per committee meeting attended, whether in person or by phone. These fees are paid in the form of Class A common stock after the end of each calendar year. The per share price used for payment of these fees is established using the market value of Emmis Class A common stock prior to the end of the previous fiscal year, discounted by 20% to the extent the director attends at least 75% of the board and committee meetings applicable to the director. Each of our non-officer directors attended a sufficient number of meetings to receive the discount for the calendar year ended December 31, 2012. In addition, each director who is not an officer or employee of Emmis receives a $30,000 annual retainer, the chair of our Audit Committee receives a $10,000 annual retainer, the chair of our Compensation Committee receives a $5,000 annual retainer, the chair of our Corporate Governance and Nominating Committee receives a $3,000 annual retainer, and the Lead Director receives a $3,000 annual retainer. These annual retainers were paid in shares of Class A common stock last year. In addition, directors who are not officers of Emmis are entitled to receive annually 2,195 shares of restricted stock and options to purchase 7,317 shares of Class A common stock. The options are granted on the date of our annual meeting of shareholders at the fair market value of the underlying shares on that date and are to vest annually in three equal installments. Restricted stock is also granted on the date of our annual meeting of shareholders and will vest on the earlier of the end of the director’s three-year term or the third anniversary of the date of grant. In May 2012, each of our directors who is not an officer was also awarded a grant of options to purchase 50,000 shares of Class A Common Stock. These options vest in three equal annual installments beginning on the first anniversary of the grant date.

In the table below, we have set forth information regarding the compensation for the fiscal year ended February 28, 2013, received by each of our directors as of February 28, 2013 who is not an officer of Emmis. The dollar amounts in the table below for stock and option awards are the grant date fair market values associated with such awards.

2013 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (3)	All Other Compensation	Total
Susan B. Bayh	$—	$75,592	$79,236	$—	$154,828
James M. Dubin	—	39,101	11,706	—	50,807
Gary L. Kaseff		60,059	79,236	(4)	139,295
Richard A. Leventhal	—	76,792	79,236	—	156,028
Peter A. Lund	—	76,192	79,236	—	155,418
Greg A. Nathanson	—	54,592	79,236	—	139,295
Lawrence B. Sorrel	—	80,392	79,236	—	159,628

(1)	On November 5, 2012, each director named in the table above received a grant of 2,195 restricted shares, having an aggregate date of grant fair value of $2,261 using the closing price as of the date of grant. In the following table we set forth for each named director the number of unrestricted shares the director received on January 2, 2013, for meeting fees and retainers:

Name	Shares
Mrs. Bayh	75,242
Mr. Dubin	18,058
Mr. Kaseff	40,700
Mr. Leventhal	82,204
Mr. Lund	77,200
Mr. Nathanson	40,700
Mr. Sorrel	81,266

(2)	At February 28, 2013, each named director had the following number of shares of restricted stock which were scheduled to vest on the following dates:

Name	Shares	Vesting Date
Mrs. Bayh	6,390	2/19/14
	2,195	11/5/15
Mr. Dubin	2,195	11/5/15
Mr. Kaseff	38,417	2/19/14
	2,195	11/5/15
Mr. Leventhal	6,390	2/19/14
	2,195	7/13/14
	2,195	11/5/15
Mr. Lund	6,390	2/19/14
	2,195	7/13/14
	2,195	11/5/15
Mr. Nathanson	2,195	1/4/14
	6,390	2/19/14
	2,195	7/13/14
	2,195	11/5/15
Mr. Sorrel	6,390	2/19/14
	2,195	7/13/14
	2,195	11/5/15

(3)	In the following table we have set forth information regarding options held by each named director as of February 28, 2013. Options vest on the earlier of the dates shown, or the day before the annual meeting for the fiscal year in which the date shown falls.

Name	Number of Shares Underlying Options #	Option Exercise Price $	Option Expiration Date	Option Vesting Date
Mrs. Bayh	7,317	1.96	11/5/2022	1/3 on each of 11/5/13, ’14 & ‘15
	50,000	1.63	5/2/2022	1/3 on each of 5/2/13, ’14 & ‘15
	7,317	1.03	7/13/2021	1/3 on each of 7/13/12, ’13 & ’14
	100,000	1.15	3/4/2021	1/3 on each of 3/4/12, ’13 & ’14
	7,317	0.48	12/17/20	1/3 on each of 12/17/11, ’12 & ’13
	7,317	0.28	7/14/19	Fully Vested
	7,317	1.70	7/15/18	Fully Vested
Mr. Dubin	7,317	1.96	11/5/2022	1/3 on each of 11/5/13, ’14 & ‘15
Mr. Kaseff	7,317	1.96	11/5/2022	1/3 on each of 11/5/13, ’14 & ‘15
	50,000	1.63	5/2/2022	1/3 on each of 5/2/13, ’14 & ‘15
	7,317	1.03	7/13/2021	1/3 on each of 7/13/12, ’13 & ’14
	100,000	1.15	3/4/2021	1/3 on each of 3/4/12, ’13 & ’14
	7,317	0.48	12/17/20	1/3 on each of 12/17/11, ’12 & ’13
	175,000	0.295	3/2/19	Fully Vested
	73,174	17.45	3/1/14	Fully Vested
	73,174	11.22	3/4/13	Fully Vested

Name	Number of Shares Underlying Options #	Option Exercise Price $	Option Expiration Date	Option Vesting Date
Mr. Leventhal	7,317	1.96	11/5/2022	1/3 on each of 11/5/13, ’14 & ‘15
	50,000	1.63	5/2/2022	1/3 on each of 5/2/13, ’14 & ‘15
	7,317	1.03	7/13/2021	1/3 on each of 7/13/12, ’13 & ’14
	100,000	1.15	3/4/2021	1/3 on each of 3/4/12, ’13 & ’14
	7,317	0.48	12/17/20	1/3 on each of 12/17/11, ’12 & ’13
	7,317	0.28	7/14/19	Fully Vested
	7,317	1.70	7/15/18	Fully Vested
Mr. Lund	7,317	1.96	11/5/2022	1/3 on each of 11/5/13, ’14 & ‘15
	50,000	1.63	5/2/2022	1/3 on each of 5/2/13, ’14 & ‘15
	7,317	1.03	7/13/2021	1/3 on each of 7/13/12, ’13 & ’14
	100,000	1.15	3/4/2021	1/3 on each of 3/4/12, ’13 & ’14
	7,317	0.48	12/17/20	1/3 on each of 12/17/11, ’12 & ’13
	7,317	0.28	7/14/19	Fully Vested
	7,317	1.70	7/15/18	Fully Vested
Mr. Nathanson	7,317	1.96	11/5/2022	1/3 on each of 11/5/13, ’14 & ‘15
	50,000	1.63	5/2/2022	1/3 on each of 5/2/13, ’14 & ‘15
	7,317	1.03	7/13/2021	1/3 on each of 7/13/12, ’13 & ’14
	100,000	1.15	3/4/2021	1/3 on each of 3/4/12, ’13 & ’14
	7,317	0.48	12/17/20	1/3 on each of 12/17/11, ’12 & ’13
	7,317	0.28	7/14/19	Fully Vested
	7,317	1.70	7/15/18	Fully Vested
Mr. Sorrel	7,317	1.96	11/5/2022	1/3 on each of 11/5/13, ’14 & ‘15
	50,000	1.63	5/2/2022	1/3 on each of 5/2/13, ’14 & ‘15
	7,317	1.03	7/13/2021	1/3 on each of 7/13/12, ’13 & ’14
	100,000	1.15	3/4/2021	1/3 on each of 3/4/12, ’13 & ’14
	7,317	0.48	12/17/20	1/3 on each of 12/17/11, ’12 & ’13
	7,317	0.28	7/14/19	Fully Vested
	7,317	1.70	7/15/18	Fully Vested

(4)	During fiscal 2013, as a non-officer employee of the company Mr. Kaseff earned $93,400 in employee salary and he received $974 in 401(k) plan matching contributions and $398 in a tax gross up on life insurance premiums.

Transactions with Related Persons

Although Emmis no longer makes loans to executive officers and directors, we had a loan outstanding to Jeffrey H. Smulyan, our Chairman, Chief Executive Officer and President, that was grandfathered under the Sarbanes-Oxley Act of 2002 which was forgiven effective December 26, 2012 in accordance with Mr. Smulyan’s new Employment Agreement entered into December 26, 2012. The largest aggregate amount outstanding on this loan at any month-end during fiscal 2013 was $1,151,966, and the balance at February 29, 2012 was $1,118,515. This loan bore interest at our cost of debt under our Credit Agreement, which at February 29, 2012 was approximately 8.8% per annum.

Prior to 2002, the Company had made certain life insurance premium payments for the benefit of Mr. Smulyan. The Company discontinued making such payments in 2001; however, pursuant to a Split Dollar Life Insurance Agreement and Limited Collateral Assignment dated November 2, 1997, the Company retains the right, upon Mr. Smulyan’s death, resignation or termination of employment, to recover all of the premium payments it has made, which total $1,119,000.

Review and Approval of Related Party Transactions

Our board of directors has adopted a written policy for review, approval and monitoring of transactions between the company and “related parties.” Related parties are directors, executive officers, nominees to become a director, any person beneficially owning more than 5% of any class of our stock, immediate family members of any of the foregoing, and any entity in which any of the forgoing persons is employed or is a general partner or principal or in which the person has a 10% or greater beneficial ownership interest. The policy covers transactions involving amounts exceeding $120,000 in which a related party had, has or will have a direct or indirect interest.

Procedures. The related party is required to notify our legal department of the facts and circumstances of any proposed related party transaction. The legal department makes an initial determination of whether the transaction is subject to the policy. If the legal department determines that the policy is applicable, the transaction is referred to our Audit Committee. Either the Audit Committee, or the chair of the Audit Committee between Audit Committee meetings, considers the facts and circumstances of the proposed transaction and determines whether to approve the transaction. The Audit Committee or the chair, as the case may be, considers, among other things:

•	The benefits of the transaction to the company;

•	The impact of the transaction on a director’s independence;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction; and

•	The terms available to unrelated third parties.

The Audit Committee may seek bids, quotes or independent valuations from third parties in connection with assessing a related party transaction. The Audit Committee or the chair may approve only transactions that they determine are in, or are not inconsistent with, the best interest of the company.

Ratification. If a transaction that was not a related party transaction when it was entered into becomes a related party transaction, or our CEO, CFO or General Counsel become aware that a transaction that was not approved is a related party transaction, they must promptly submit the transaction for review by the Audit Committee, or the chair of the Audit Committee between Audit Committee meetings.

Annual Review. From time to time, the Audit Committee will review previously approved related party transactions that have a remaining term of six months or more or remaining amounts involved in excess of $120,000. Based on the factors described above, the Audit Committee determines whether to continue, modify or terminate the transaction.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee is a separately-designated, standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. It is composed of four directors whom the board of directors has determined are “independent directors” as defined by Nasdaq listing standards. The Audit Committee’s responsibilities are set forth in its written charter approved by the board of directors. The charter is reviewed annually by the Audit Committee. A copy of the Audit Committee charter may be found in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. As required by Nasdaq listing standards, the Audit Committee has determined that its charter is adequate. The Audit Committee has also determined that its members meet the financial literacy requirements of Nasdaq listing standards.

Management is responsible for the company’s internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report on them. The Audit Committee’s responsibility is to engage the independent auditor and otherwise to monitor and oversee these processes. For the fiscal year ended February 28, 2013, the Audit Committee engaged Ernst & Young LLP to serve as the company’s independent auditor.

The Audit Committee has met and held discussions with management and Ernst & Young LLP. Management represented to the Audit Committee that the company’s consolidated financial statements as of and for the fiscal year ended February 28, 2013 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, or any successor rule.

The board of directors, upon the recommendation of the Audit Committee, has adopted an Auditor Independence Policy that, among other things, prohibits the company’s independent auditor from performing certain non-audit services for the company, requires prior approval of the Audit Committee for any services provided by the company’s independent auditor, limits the hiring by the company of former employees of the company’s independent auditor who have worked on the Emmis account and requires enhanced disclosure both to the Audit Committee and to shareholders of matters related to auditor independence.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accountants that firm’s independence. In addition, the Audit Committee (or the chairman of the Audit Committee with respect to engagements of less than $100,000) approves in advance all engagements of the company’s independent auditor. The Audit Committee determined that Ernst & Young’s provision of non-audit services to the company as described in “Matters Relating to Independent Registered Public Accountants” is compatible with maintaining that firm’s independence.

Based on these discussions and reviews, the Audit Committee determined that the audited financial statements for the company’s last fiscal year should be included in our company’s Form 10-K, and made a formal recommendation to the board of directors to that effect.

Richard A. Leventhal, Chair

James M. Dubin

Peter A. Lund

Lawrence B. Sorrel

EXECUTIVE COMPENSATION

The following table sets forth the compensation awarded to, earned by, or paid to the chief executive officer and the two most highly compensated executive officers other than the chief executive officer (collectively, the “Named Executive Officers”) during the fiscal years ended February 28, 2013 and February 29, 2012.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (1) ($)	All Other Compensation (3) ($)	Total ($)
Jeffrey H. Smulyan,	2013	850,000	1,318,750	31,051	86,100	1,084,456	1,193,789	4,564,146
Chief Executive Officer	2012	825,000	1,427,380	—	128,085	412,500	37,991	2,830,956
Patrick M. Walsh,	2013	600,000	394,467	4,977	—	612,398	27,620	1,639,462
Executive Vice President,	2012	600,000	737,440	—	143,675	205,553	19,971	1,706,639
Chief Financial Officer and
Chief Operating Officer
Gregory T. Loewen,	2013	349,230	467,000	2,415	86,100	140,723	17,086	1,063,324
President – Publishing,	2012	325,000	12,800	—	—	78,000	25,551	441,151
Division and Chief Strategy
Officer

(1)	Mr. Smulyan received a $700,000 signing bonus during the year ended February 28, 2013 in connection with his new employment agreement. We also paid discretionary bonuses in fiscal 2012 and 2013 based upon the successful completion of certain transactions that resulted in the company refinancing its high interest indebtedness, and Mr. Loewen received a completion bonus payment under his employment agreement. Under our 2013 Corporate Incentive Plan, we paid performance bonuses to executive officers as follows due to the attainment of certain pre-established goals based on EBITDA that were set forth in the 2013 Corporate Incentive Plan adopted at the beginning of the last fiscal year: Mr. Smulyan, $1,084,456, Mr. Walsh, $612,398; and Mr. Loewen, $140,723. No rights to stock settlement were embedded within these awards, but the Compensation Committee in its discretion decided to pay a portion of these awards in shares of Class A Common Stock. The value of the portion of the awards paid in stock for Mr. Smulyan was $414,070, for Mr. Loewen was $48,640 and for Mr. Walsh was $235,213. Under our 2012 Corporate Incentive Plan, we paid cash performance bonuses to executive officers as follows due to the attainment of certain pre-established goals based on EBITDA that were set forth in the 2012 Corporate Incentive Plan adopted at the beginning of the fiscal year: Mr. Smulyan $412,500, Mr. Walsh $205,553, and Mr. Loewen $78,000.
(2)	A discussion of the assumptions used in calculating these values may be found in Note 4 to our audited financial statements beginning on page 71 of our annual report on Form 10-K for the fiscal year ended February 28, 2013 for fiscal year 2013 awards and in Note 4 to our audited financial statements beginning on page 69 of our annual report on Form 10-K for the fiscal year ended February 29, 2012 for fiscal year 2012 awards. In addition to restricted stock awarded as compensation, Mr. Smulyan, Mr. Walsh and Mr. Loewen received 181,890, 29,156 and 14,144 shares of restricted stock, respectively, in exchange for surrender by them of outstanding stock options as part of the company’s option exchange program completed in February 2013.
(3)	The following table sets forth the items comprising “All Other Compensation” for each named executive officer.

Name	Year	Perquisites and Other Personal Benefits (A)	Tax Reimbursements	Insurance Premiums (B)	Company Contributions to Retirement and 401(k) Plans	Dividends Paid on Restricted Stock	Other Payments (C)	Total
Jeffrey H. Smulyan	2013	$24,000	$290	$10,000	$4,988	—	$1,154,511	$1,193,789
	2012	24,000	1,051	10,000	2,940	—	—	37,991
Patrick M. Walsh	2013	12,000	245	5,000	4,831	—	5,544	27,620
	2012	12,000	138	5,000	2,832	—	—	19,971
Gregory T. Loewen	2013	12,000	60	—	5,026	—	—	17,086
	2012	12,000	196	9,222	4,133	—	—	25,551

(A)	Perquisites and other personal benefits for named executive officers consists of an automobile allowance.

(B)	The company paid premiums for life, disability or long-term care insurance for Messrs. Smulyan and Walsh.
(C)	During the fiscal year ended in 2013, the company forgave outstanding principal and interest on a loan to Mr. Smulyan in connection with his new Employment Agreement.

Employment Agreements

Effective December 15, 2009, we entered into a three-year employment agreement with Mr. Smulyan, who serves as our Chairman, Chief Executive Officer and President. The term of the agreement commenced on March 1, 2010. Mr. Smulyan’s base salary was reduced from $833,957 to $792,259 for the first year, then increased to $825,000 for the second year, and increased to $850,000 for the third year. Mr. Smulyan received a $200,000 signing bonus in connection with execution of the agreement, as well as a performance bonus of $700,000. The performance bonus was earned quarterly during the first year of the term when the company met certain consolidated EBITDA requirements set forth in the Emmis Operating Company senior credit agreement. Both the signing bonus and any earned performance bonus were repayable to the company in full in the event that Mr. Smulyan was terminated for cause or resigned without good reason prior to completion of the term.

Effective December 26, 2012 we entered into a new three-year employment agreement with Mr. Smulyan. The term of the agreement commenced on March 1, 2013. Mr. Smulyan’s base salary was established at $900,000 for the first year, and will increase to $925,000 for the second year, and $950,000 for the third year. Mr. Smulyan received a $700,000 signing bonus in connection with execution of the agreement, and the company forgave the balance of a loan payable from Mr. Smulyan which had a balance on November 30, 2012 of $1,151,966. Each year the agreement remains in effect, Mr. Smulyan is entitled to receive an option to acquire 150,000 shares of Class A common stock. On or about March 1, 2013 Mr. Smulyan received a grant of 400,000 restricted shares of Class A common stock, which will vest in installments on March 1 of each of 2014, 2015 and 2016. Mr. Smulyan will continue to receive an automobile allowance and will continue to be reimbursed for up to $10,000 per year in premiums for life and disability insurance and retains the right to participate in all of company employee benefit plans for which he is otherwise eligible. Mr. Smulyan’s employment agreement will automatically renew each year following the initial three-year term for additional one-year terms unless either the company or Mr. Smulyan provides the other with written notice of non-renewal prior to December 31 of the final year of the initial or subsequent term, as applicable. Mr. Smulyan’s base salary upon any such annual renewal will increase by $25,000. Mr. Smulyan’s annual incentive compensation target remains 125% of his base salary and will be paid, if at all, based upon achievement of certain performance goals to be determined by our Compensation Committee. The company retains the right to pay any annual incentive compensation in cash or shares of our Class A common stock.

Effective December 15, 2008, we entered into an employment agreement with Patrick Walsh, who served as Chief Financial Officer and Chief Operating Officer of the company, extending his employment through September 3, 2011. Under the terms of his employment agreement, Mr. Walsh’s annual base compensation for the first year of the employment agreement was $540,000, and was $556,200 for the remainder of the term. However, Mr. Walsh agreed to a 5% decrease to his base salary for the fiscal year ended February 28, 2010. Mr. Walsh’s annual incentive compensation targets for fiscal years 2010, 2011, and 2012 were 100% of his base compensation. The award of annual incentive compensation was based upon achievement of certain performance goals to be determined each year by our Compensation Committee, and the company had the right to pay any annual incentive compensation in cash or shares of our common stock. Since Mr. Walsh continued to be employed as of September 3, 2009, his completion bonus of 20,000 shares of our common stock and $200,000 were awarded and paid as previously provided under his previous employment agreement. Mr. Walsh also received a completion bonus upon the expiration of the agreement equal to at least 100% of his annual base compensation minus $200,000. He did not receive the additional payments (inclusive of the minimum completion bonus amount) of $750,000 and $1,100,000 based upon the levels of total shareholder return set forth in the employment agreement. Mr. Walsh received an automobile allowance of $12,000 annually and was reimbursed for up to $5,000 per year in premiums for life and disability insurance and had the right to participate in all of our employee benefit plans for which he is otherwise eligible.

Effective September 4, 2011, we entered into a new two-year new employment agreement with Mr. Walsh, who serves as our Executive Vice President, Chief Financial Officer and Chief Operating Officer. Mr. Walsh’s annual base compensation for the term of the employment agreement is $600,000. Mr. Walsh’s annual incentive compensation targets for fiscal years 2012, 2013, and 2014 are 100% of his base compensation. In the event that Mr. Walsh’s employment terminates upon expiration of the employment agreement, Mr. Walsh’s annual incentive compensation for fiscal year 2014 will be pro-rated. The company retains the right to pay any annual incentive compensation in cash or shares of our common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. On September 8, 2011, Mr. Walsh received an option to acquire 250,000 shares of our Class A Common Stock. Mr. Walsh is also scheduled to receive a completion bonus upon the expiration of the agreement equal to at least $500,000, with additional targets (inclusive of the minimum completion bonus amount) of $800,000 and $1,200,000 based upon certain increases in share price set forth in the employment agreement. Mr. Walsh will receive an automobile allowance of $1,000 per month and will be reimbursed for up to $5,000 per year in premiums for life and disability insurance and professional fees related to estate planning. Mr. Walsh retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement), and by Mr. Walsh for good reason (as defined in the agreement) upon written notice. Mr. Walsh is entitled to certain termination benefits upon disability or death, and certain severance benefits. See “—Potential Payments upon Termination or Change in Control.”

Effective March 1, 2013, we entered into a new three-year employment agreement with Mr. Loewen, who serves as our President – Publishing and Chief Strategy Officer. Mr. Loewen’s annual base compensation for the term of the employment agreement is $410,000 for the first year, $422,000 for the second year and $435,000 for the third year. Mr. Loewen’s annual incentive compensation target for each year is 60% of his base compensation. The company retains the right to pay any annual incentive compensation in cash or shares of our common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. On March 1 2013, Mr. Loewen received 60,000 restricted shares of our Class A Common Stock and an option to acquire 150,000 shares of our Class A Common Stock. Mr. Loewen will receive an automobile allowance of $1,000 per month and will be reimbursed for up to $5,000 per year in premiums for life and disability insurance and professional fees related to estate planning. Mr. Loewen retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by the company for cause (as defined in the agreement) and by Mr. Loewen for good reason (as defined in the agreement) upon written notice. Mr. Loewen is entitled to certain termination benefits upon disability or death and certain severance benefits. See “—Potential Payments upon Termination or Change in Control.”

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE (1)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)
	Exercisable	Unexercisable
Jeffrey H. Smulyan		150,000	0.70	3/1/22	581,890	936,843
	50,001	99,999	1.02	5/4/21
	150,000		1.14	11/02/19
	71,989		0.295	3/02/19
	439,049		17.45	3/01/14
Patrick M. Walsh		250,000	0.69	9/8/21	29,156	46,941
	14,706		0.425	12/15/18
Gregory T. Loewen		150,000	0.70	3/01/22	74,144	119,372
	70,000		0.90	3/01/20
	40,000		1.14	11/02/19
	40,000		0.295	3/02/19

(1)	The shares we refer to in this table are Class A common shares of the company.
(2)	Mr. Smulyan’s remaining options expiring 5/4/21 became and will become exercisable 1/3 on 5/4/13, and 1/3 on 5/4/14, and his options expiring 3/2/22 will become exercisable on 3/1/15. Mr. Walsh’s options expiring 9/8/21 will become exercisable on 9/8/13. Mr. Loewen’s remaining options expiring 3/1/22 became exercisable on 3/1/13.
(3)	These values were calculated using the closing price on February 28, 2013.

Retirement Plan

Emmis sponsors a Section 401(k) retirement savings plan that is available to substantially all employees age 18 years and older who have at least 30 days of service. Employees may make pretax contributions to the plans up to 50% of their compensation, not to exceed the annual limit prescribed by the Internal Revenue Service (“IRS”). Emmis may make discretionary matching contributions to the plans in the form of cash or shares of our Class A common stock.

In April 2010, we reinstated the discretionary 401(k) match. Employee contributions have been matched at 33% up to a maximum of 6% of eligible compensation. Emmis’ discretionary contributions to the plan totaled $0.9 million for each of the years ended February 29, 2012 and February 28, 2013.

Potential Payments upon Termination or Change in Control

The employment agreements we entered into with Messrs. Smulyan, Loewen and Walsh provide for certain payments and benefits to the named executive officer in the event that executive officer is terminated by the company without “cause,” and/or terminates his own employment with “good reason.” Mr. Smulyan is also entitled to certain payments upon his death or disability.

We have also entered into a Change in Control Severance Agreement with each of the executives named in the preceding tables. Each such agreement provides that if the executive’s employment is terminated by the company within two years after a change in control of the company (or, in certain instances, in anticipation of a change in control), other than for cause, or is terminated by the executive for good reason, the executive is entitled to (1) a payment equal to the executive’s base salary through the termination date, plus a pro-rata portion of the executive’s target bonus for the year and accrued vacation pay; (2) a severance payment equal in the case of Messrs. Smulyan, Walsh and Loewen to three times the executive’s highest annual base salary and highest annual incentive bonus during the preceding three years; (3) continued accident and life insurance benefits for three years; (4) reimbursement for COBRA premiums for continuation of medical and dental benefits for 18 months and reimbursement for private medical and dental benefits of an equivalent level for 18 months following termination of the COBRA reimbursement; and (5) if the payments to the executive exceed certain limits, additional tax “gross up” payments to compensate the executive for the excise tax imposed by section 4999 of the Internal Revenue Code; provided, however that the amount of the “gross up” payment may be reduced by up to 10% if such reduction would prevent payment of the excise tax. In each case, the executive is obligated not to voluntarily leave employment with Emmis during the pendency of (and prior to the consummation or abandonment of) a change in control other than as a result of disability, retirement or an event that would constitute good reason if the change-of-control had occurred. In addition, under our 2012 Equity Compensation Plan, all outstanding restricted shares held by the executive vest immediately upon a change in control.

Under the Change in Control Severance Agreement, change in control, cause and good reason are defined as follows:

Change in Control. A “change in control” of the company occurs if:

•

any individual, entity or group other than Mr. Smulyan or his affiliates becomes the beneficial owner of 35% or more of the company’s outstanding shares, or of the voting power of the outstanding shares;

•	the current members of the board of directors of the company (or persons approved by two-thirds of the current directors) cease to constitute at least a majority of the board;

•

the company is a party to a merger that results in less than 60% of the outstanding shares or voting power of the surviving corporation being held by persons who were not our shareholders immediately prior to the merger;

•	our shareholders approve a liquidation or dissolution of the company; or

•	any other event is determined by our board to constitute a change in control.

Cause. “Cause” generally means:

•	the willful and continual failure of the executive to perform substantially his duties; or

•	the willful engaging in illegal conduct or gross misconduct which is materially injurious to the company.

Good Reason. “Good Reason” generally means:

•	any materially adverse change in the duties or responsibilities of the executive;

•	a material breach by the company of the executive’s employment agreement or Change in Control Severance Agreement;

•	a material reduction or series of reductions that result in the executive’s annual base salary being decreased by more than 5%;

•	any requirement that the executive relocate more than 35 miles from the office where the executive works;

•	failure of a successor to assume the agreement; and

•	voluntary termination by the executive during a 30-day period commencing one year after the occurrence of a change in control.

In addition to the occurrence of one of more of the events constituting “Good Reason” set forth above, in order to resign his employment, each of the executives named above is also required to give the company notice of the occurrence of any such event (except during the 30-day period commencing one year after the occurrence of a change in control, which is not so limited) within 90 days of such occurrence; and the company has the right to cure such occurrence within 30 days of such notice.

When the company’s board of directors determines that it is in the best interest of the company, the company may negotiate severance arrangements with a departing executive in addition to or in place of the arrangements described above. Circumstances under which the board may negotiate additional or different severance arrangements include but are not limited to:

•	to avoid or settle litigation with the executive;

•	to reduce an adverse financial effect on the company;

•	to reduce adverse tax consequences on the executive; or

•	to reward meritorious service by the executive.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of existing common stock, to file with the Securities and Exchange Commission reports detailing their ownership of existing common stock and changes in such ownership. Officers, directors and greater-than-10% shareholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us, we believe that during the last fiscal year all officers, directors and greater-than-10% shareholders complied with the filing requirements of Section 16(a), except that (1) all executive officers filed late Form 4 reports in January as a result of an administrative error by the company in calculating equity awards; and (2) all directors and executive officers filed Form 4 reports one day late in February in connection with the completion of the company’s option exchange program.

PROPOSAL 2: RATIFICATION OF SELECTION OF REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, a committee of the board of directors, has appointed Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending February 28, 2014, subject to ratification by the holders of our common stock. Our financial statements for the fiscal year ended February 28, 2013 were certified by Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to attend the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

If shareholders do not ratify the selection of Ernst & Young LLP as our independent registered public accountants, or if prior to the 2013 annual meeting of shareholders Ernst & Young LLP ceases to act as our independent registered public accountants, then the Audit Committee will reconsider the selection of independent registered public accountants.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees Paid to Independent Registered Public Accountants

The following table sets forth the fees (including cost reimbursements) paid to Ernst & Young LLP for the fiscal years ended February 29, 2012 and February 28, 2013, for various categories of professional services they performed as our independent registered public accountants.

	Year ended February 28(29),
	2012	2013
Audit Fees (1)	$770,418	$662,500
Tax Consulting and Advisory Services (2)	13,750	70,769

Total Fees	$784,168	$733,269

(1)	Includes annual financial statement and internal controls audits and limited quarterly review services, statutory audits of foreign subsidiaries and providing consents for SEC filings and other services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements.
(2)	Tax Consulting and Advisory Services for the year ended February 28, 2013 includes fees and expenses associated with a section 382 study related to the company’s Net Operating Loss carryforwards, tax consulting associated with our international dispositions and tax consulting related to other domestic transactions.

Engagement of the Independent Registered Public Accountants and Approval of Services

During the fiscal years ended February 29, 2012 and February 28, 2013, prior to engaging the independent registered public accountants to render the above services and pursuant to its charter, the Audit Committee approved the engagement for each of the services and determined that the provision of such services by the independent registered public accountants was compatible with the maintenance of Ernst & Young’s independence in the conduct of its auditing services. Under its current charter, it is the policy of the Audit Committee (or in certain instances, the chairman of the Audit Committee) to pre-approve the retention of the independent registered public accountants for any audit services and for any non-audit services, including tax services. No services were performed during the fiscal year ended February 28, 2013, under the de minimis exception in Rule 2-01(c) (7)(i)(C) of Regulation S-X.

PROPOSAL 3: APPROVAL, IN AN ADVISORY VOTE, OF THE COMPENSATION

OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

We seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee of the Board of Directors. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

The affirmative vote of a majority of the shares voted on this proposal is required to approve it. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

Accordingly, we ask our shareholders to vote on the following resolution at the Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables for the fiscal year ended February 28, 2013 and any related material disclosed in this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4: APPROVAL, IN AN ADVISORY VOTE, OF THE FREQUENCY OF

ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal 4, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the Company and, therefore, our Board recommends that you vote for a three-year interval for the advisory vote on executive compensation. In determining to recommend that shareholders vote for a frequency of once every three years, the Board considered how an advisory vote at this frequency will provide our shareholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short term variations in compensation and business results. An advisory vote occurring once every three years will also permit our shareholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation. We will continue to engage with our shareholders regarding our executive compensation program during the period between advisory votes on executive compensation.

We recognize that our shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation.

This vote is advisory and not binding on the Company or our Board of Directors in any way. The Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting simply to approve or disapprove a recommendation of the Board of Directors. We have determined to view the alternative receiving the greatest number of votes cast as the advisory vote of the shareholders, although such vote will not be binding on us or our Board of Directors. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE OPTION OF ONCE EVERY THREE YEARS AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

SHAREHOLDER PROPOSALS

Any of our shareholders wishing to have a proposal considered for inclusion in our 2014 proxy solicitation materials must set forth such proposal in writing and file it with our corporate secretary on or before the close of business on January 30, 2014 (unless we hold our annual meeting more than 30 days earlier next year, in which case the deadline will be 10 days after our first public announcement of the annual meeting date). The notice must provide certain specific information as described in our by-laws. Copies of the by-laws are available to shareholders free of charge upon request to our corporate secretary. Our board of directors will review any shareholder proposals that are filed as required and, with the assistance of the company’s secretary, will determine whether such proposals meet applicable criteria for inclusion in our 2014 proxy solicitation materials or consideration at the 2014 annual meeting. In addition, we retain discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before the close of business on the applicable 2014 shareholder proposal filing deadline, and also retain that authority under certain other circumstances.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended February 28, 2013, was sent to all of our shareholders of record as of May 2, 2013, and is available in the Investors section of our website (www.emmis.com). Certain shareholders who have previously given us their consent to receive materials electronically did not receive a physical copy of the Annual Report and can access the Annual Report from the Investors section of our website (www.emmis.com). The Annual Report is not to be considered as proxy solicitation material.

OTHER MATTERS

Our board of directors knows of no other matters to be brought before this annual meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

NON-INCORPORATION OF CERTAIN MATTERS

The Report of the Audit Committee and the information on the Emmis website do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Emmis filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Emmis specifically incorporates the respective Report or website information therein by reference.

EXPENSES OF SOLICITATION

The entire expense of soliciting proxies, including preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies, will be paid by us. Solicitations may be made in person or by mail, telephone, facsimile or other means of electronic communication by our directors, officers and other employees, and none of those persons will receive any additional compensation in connection with the solicitation. We also will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse those record holders for their reasonable expenses incurred in doing so.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure permitted by Securities and Exchange Commission rules that is commonly referred to as “householding.” Under this procedure, a single proxy statement and annual report are delivered to multiple shareholders sharing an address unless we receive contrary instructions from any shareholder at that address. We will continue to send a separate proxy card to each shareholder of record. We have adopted this procedure because we believe it reduces the volume of duplicate information shareholders receive and helps to reduce our printing and postage costs. A number of brokers with account holders who are Emmis shareholders will be “householding” our proxy materials and annual reports as well.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker if you hold your Emmis shares through a broker, or notify us directly if you are a shareholder of record by sending us an e-mail at ir@emmis.com, calling us toll-free at (866) 366-4703 or writing to us at Emmis Communications Corporation, Investor Relations, One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.

If you currently receive multiple copies of our proxy statement and annual report at your address and would like to request “householding” of your communications, you should contact your broker, or, if you are a record holder of Emmis shares, you should submit a written request to our transfer agent, American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:    ☒

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the Nominees 1, 2 and 3 to serve for a term of 3 years:		☐	☐	☐
1.	Election of Directors Nominees

01	Jeffrey H. Smulyan 02 Greg A. Nathanson 03 James M. Dubin

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2	Ratification of the selection of Ernst & Young LLP as Emmis’ independent registered public accountants for the fiscal year ending February 28, 2014.					☐	☐	☐
3	Advisory approval of compensation of named executive officers as disclosed in the Proxy Statement.					☐	☐	☐
The Board of Directors recommends you vote 3 YEARS on the following proposal:					3 years	2 years	1 year	Abstain
4	Advisory vote on the frequency of the advisory vote on the compensation of the named executive officers disclosed in the Proxy Statement.				☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000180629_1 R1.0.0.51160	02 0000000000

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

EMMIS COMMUNICATIONS CORPORATION
One Emmis Plaza
40 Monument Circle
Indianapolis, Indiana 46204

This Proxy is Solicited on Behalf of the Emmis Communications Corporation Board of Directors
The undersigned hereby appoints J. Scott Enright and Patrick M. Walsh, and each of them individually, as attorneys-in-fact and proxies, with full power of substitution (the “Proxy”), to vote as designated on the reverse side all shares of Class A Common Stock of Emmis Communications Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on July 10, 2013 at 11:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204 and at any adjournment thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000180629_2    R1.0.0.51160

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:    ☒

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the Nominees 1, 2 and 3 to serve for a term of 3 years:		☐	☐	☐
1.	Election of Directors Nominees

01	Jeffrey H. Smulyan 02 Greg A. Nathanson 03 James M. Dubin

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2	Ratification of the selection of Ernst & Young LLP as Emmis’ independent registered public accountants for the fiscal year ending February 28, 2014.					☐	☐	☐
3	Advisory approval of compensation of named executive officers as disclosed in the Proxy Statement.					☐	☐	☐
The Board of Directors recommends you vote 3 YEARS on the following proposal:					3 years	2 years	1 year	Abstain
4	Advisory vote on the frequency of the advisory vote on the compensation of the named executive officers disclosed in the Proxy Statement.				☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000180630_1 R1.0.0.51160	02 0000000000

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

EMMIS COMMUNICATIONS CORPORATION
One Emmis Plaza
40 Monument Circle
Indianapolis, Indiana 46204

This Proxy is Solicited on Behalf of the Emmis Communications Corporation Board of Directors
The undersigned hereby appoints J. Scott Enright and Patrick M. Walsh, and each of them individually, as attorneys-in-fact and proxies, with full power of substitution (the “Proxy”), to vote as designated on the reverse side all shares of Class B Common Stock of Emmis Communications Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on July 10, 2013 at 11:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204 and at any adjournment thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000180630_2    R1.0.0.51160